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                        LEASE BETWEEN MBK SOUTHERN CALIFORNIA/
                      MBK MOUNTAIN STATES VENTURES, AS LANDLORD,
                     AND AMERICAN MULTI-CINEMA, INC., AS TENANT,
                     COVERING PREMISES INWESTMINSTER. COLORADO

                                       LEASE

                               (Westminster Promenade)

     THIS LEASE, dated as of March 26, 1997, is made by and between MBK SOUTHERN CALIFORNIA/MBK MOUNTAIN STATES VENTURES, a California general partnership, with an office at 175 Technology Drive, Irvine, California 92618, ("LANDLORD"), and AMERICAN MULTI-CINEMA, INC., a Missouri corporation, with an office at 106 West 14th Street, Suite 1700, Kansas City, Missouri 641 OS ("Tenant").

1.   ATTACHMENTS TO LEASE; RENT AND EXPENSE RIDER AND EXHIBITS.

          Attached to this Lease and hereby made a part hereof are the following:

          RENT AND EXPENSE RIDER - a statement of the Annual Fixed Rent, Percentage Rent and certain other charges which are to be paid by Tenant hereunder together with provisions pertaining to the payment thereof.

          EXHIBIT A - a legal description of the tract of land constituting the Demised Land.

          EXHIBIT B - a site plan of the Leased Premises (the "SITE PLAN") showing the location of Tenant's Facility, the Bridge, and other exterior Improvements on the Demised Land as well as the approximately 9 acres of adjacent land owned by Developer.

          EXHIBIT C - a description of Tenant's Facility and the improvements to be constructed therein, together with provisions pertaining thereto.

          EXHIBIT C-1 - a description of the Final Plans.

          EXHIBIT C-2 - Schedule of Tenant's Non-Reimbursable Costs.

          EXHIBIT C-3 - Schedule of Landlord's Costs.

          EXHIBIT C-4 -Construction Schedule.

          EXHIBIT D - Permitted Exceptions.

          EXHIBIT E - Memorandum of Lease.

2.   DEFINITIONS AND RULES OF CONSTRUCTION.

          (A) The following terms for purposes of this Lease shall have the meanings hereinafter specified:

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          "AMC'S ACQUISITION CONTRACT" shall mean that certain Real Estate
Purchase Contract dated May 9, 1996, as amended by the First Amendment to Real Estate Purchase Contract dated December 23, 1996, between Realty and Developer.

          "ANNUAL FIXED RENT" shall mean the annual fixed rent payable hereunder, which shall be the following:

          (i) From the Rent Commencement Date through and including the 10th Lease Year the sum of $2,520,000, per annum.

          (ii) During the 11th through and including the 15th Lease Years, the sum of $2,772,000, per annum.

          (iii) During the 16th through and including the 20th Lease Years, the sum of $3,049,200, per annum.

          (iv) During the first Option Period, if exercised, the sum of $3,354,120, per annum.

          (v) During the 2nd Option Period, if exercised, the sum of $3,689,532 per annum.

          (vi) During the 3rd Option Period, if exercised, the sum of $4,058,485, per annum.

          (vii) During the 4th Option Period, if exercised, the sum of $4,464,334, per annum.

          (viii) During the 5th Option Period, if exercised, the sum of $4,910,767, per annum.

          (ix) During the 6th Option Period, if exercised, the sum of $5,401,844, per annum.

          "ANNUAL PERCENTAGE RENT" is defined in the Rent and Expense Rider.

          "BRIDGE" shall mean the pedestrian bridge to be constructed by the City pursuant to Section 1.1(c) of the Development Agreement dated January 23, 1997 between the City and Developer.

          "CITY" shall mean the City of Westminster, Colorado, a Colorado home-rule municipality.

          "CLOSING DATE" shall mean the date on which Landlord shall acquire fee simple title to the Demised Land.

          CONSTRUCTION ALLOWANCE" is defined in EXHIBIT C.

          "CONTRACT" shall mean that certain Real Estate Purchase Contract dated the date hereof between AMC Realty, Inc., a Delaware corporation ("Realty"), as Seller, and Landlord, as Buyer, pursuant to which Realty has sold the Demised Land to Landlord.

          "DEFAULT RATE" shall mean the lesser of (i) the Prime Rate plus 4% or (ii) the highest rate of interest that may lawfully be charged to the party then required to pay interest under this Lease at the Default Rate.

          "DEMISED LAND" shall mean the tract of land described on EXHIBIT A and depicted on the Site Plan.

          "DEVELOPER" shall mean 104th & Pierce Development LLC, a Colorado limited liability company.

          "DEVELOPMENT AGREEMENT" shall mean the Development Agreement. (Westminster Promenade - Lot 2) dated January 23, 1997, recorded January 24, 1997 at Reception No. F0361726.

          "ECR" shall mean that Easements, Covenants and Restrictions Agreement dated January 23, 1997, recorded January 24, 1997 at Reception No. F0361725.

          "ECR-CITY" shall mean that Easement, Covenants and Restrictions Agreement dated January 23, 1997, recorded

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on January 24, 1997 at Reception No. F0361727.

          "FINAL PLANS" is defined in EXHIBIT C.

          "FORCE MAJEURE" is defined in the Article captioned "Force Majeure."

          "GOVERNMENTAL AUTHORITIES" shall mean all federal, state, county, municipal and local departments, commissions, boards, bureaus, agencies and offices thereof, having or claiming jurisdiction over all or any part of the Leased Premises or the use thereof.

          "GROSS RECEIPTS" is defined in the Rent and Expense Rider.

          "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste or item which is or becomes regulated by any federal, state, regional or local governmental authority because it is in any way hazardous, toxic, carcinogenic, flammable, radioactive, mutagenic or otherwise adversely affects any part of the environment, or creates risks of any such hazards or effects; and shall include, without limitation, (i) asbestos; (ii) polychlorinated biphenyls; (iii) any material, substance or item included within the definition of "hazardous substances", "hazardous materials", or "toxic substances", in, or otherwise identified as hazardous by, the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ., the Clean Air Act, 42 U.S.C.
Section 7401, ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section
Section 2601 through 2629, or the Safe Drinking Water Act, 42 U.S.C. Section
Section 300f through 300j; in each case as now or hereafter amended, and any similar federal, state and local laws (including, without limitation, any applicable Colorado laws), and ordinances and regulations now in effect or hereafter adopted, published and/or promulgated pursuant thereto; and (iv) any item, material or substance hereafter added to any of the above definitions or listings.

          "IMPROVEMENTS" shall mean Tenant's Facility and the other improvements from time to time constructed by Tenant on the Demised Land, including parking areas, landscaping, sidewalks and similar improvements. The Improvements do not include Tenant's Property.

          "LAWS" shall mean all present and future requirements, administrative and judicial orders, laws, statutes, ordinances, rules and regulations of any Governmental Authority.

          "LEASE YEAR" is defined in the Rent and Expense Rider.

          "LEASED PREMISES" shall mean the Demised Land, the Improvements and all appurtenances, rights, easements and privileges thereunto belonging or in any way appertaining.

          "MAXIMUM CONSTRUCTION ALLOWANCE" shall mean the amount by which $23,123,869.00 exceeds the "Purchase Price" paid by Landlord (as Buyer) under the Contract.

          "METROPOLITAN AREA" shall mean the Denver, Colorado metropolitan area.

          "MORTGAGE" shall mean any mortgage or deed of trust or other instrument in the nature thereof evidencing a security

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interest in the Leased Premises or any part thereof.

          "NUMBER OF TERM YEARS" shall mean 20 years.

          "OPTION PERIODS" shall mean 6 successive separate periods of 5 years each.

          "PARENT CORPORATION" is defined in the Article captioned "Subletting and Assigning."

          "PERCENTAGE RATE" shall mean 8%.

          "PERMITTED EXCEPTIONS" shall mean those matters described on EXHIBIT D.

          "PRIME RATE" shall mean the per annum interest rate from time to time publicly announced by Citibank, N.A., New York, New York as its base rate. If Citibank, N.A. should cease to publicly announce its base rate, the Prime Rate hereunder shall be the prime, base or reference rate~61 the largest bank (based on assets) in the United States which announces such rate.

          "REALTY" shall mean AMC Realty, Inc., a Delaware corporation.

          "RENT" shall collectively mean the Annual Fixed Rent and Annual Percentage Rent.

          "RENT ADJUSTMENT RATE" shall mean 11.25%.

          "SITE PLAN" is defined in that Article captioned "Attachments to Lease."

          "RENT COMMENCEMENT DATE" is defined in the Article captioned "Term."

          "TAXES" is defined in the Rent and Expense Rider.

          "TENANT'S FACILITY" shall mean the building to be erected by Tenant pursuant to the provisions of EXHIBIT C and which shall initially contain approximately 89,260, but not to exceed 90,000 square feet of floor area, 24 auditoriums and not more than 5100 seats.

          "TENANT'S OPERATING COVENANT" is defined in the Article captioned "Tenant's Covenant to Operate."

          "TENANT'S OPERATING PERIOD" shall mean the period beginning on the date Tenant opens Tenant's Facility for business with the public and ending on the 10th anniversary of such date; PROVIDED, HOWEVER, Tenant's Operating Period shall be extended by the number of days that Tenant is in breach of Tenant's Operating Covenant.

          "TENANT'S PROPERTY" is defined in the Article captioned "Fixtures."

          "TENANT'S WORK" is defined in EXHIBIT C.

          "TERM OF THIS LEASE" or "TERM HEREOF" shall mean the initial term as provided in the Article captioned "Term" and any renewal or extension thereof.

          (B) The following rules of construction shall be applicable for all purposes of this Lease, unless the context otherwise requires:

              (1) The terms "hereby," "hereof," "hereto," "herein," "hereunder" and any similar terms shall refer to this Lease, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the Closing Date.

              (2) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of

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the other genders and words importing the singular number shall mean and include the plural number and vice versa.

              (3) The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

3.   PREMISES.

     (A) Landlord hereby demises and leases unto Tenant, and Tenant hereby leases from Landlord, for the consideration and upon the terms and conditions herein set forth, the Leased Premises, subject to the Permitted Exceptions. Tenant acknowledges that it has reviewed and approved the Permitted Exceptions, and has inspected and approved the physical condition of the Leased Premises, and that after such review, Tenant acknowledges and agrees that the Demised Land and Leased Premises are suitable for the construction of the Improvements and operation of the Leased Premises for the uses intended under SECTION 7(A) hereof.

     (B) Landlord hereby agrees that, upon receipt of Tenant's written request and direction, Landlord shall execute any and all documents necessary to effect the exchange with the City of that portion of the Leased Premises designated in the ECR-City as "Parcel Z" for the property designated in the ECR-City as "Parcel Y", all in accordance with Section 1.8 of the ECR-City. From and after the date of such exchange, if any, the "Demised Land" and "Leased Premises" shall be deemed hereunder to exclude said "Parcel Z" and to include said "Parcel Y".

4.   TERM.

          The "preliminary term" of this Lease shall commence as of the Closing Date and shall expire on the day preceding the Rent Commencement Date. The "RENT COMMENCEMENT DATE" shall be the earlier of (i) December 19, 1997 (subject to Force Majeure, but Force Majeure shall not postpone the Rent Commencement Date beyond March 15, 1 998), or (ii) the date on which Tenant opens Tenant's Facility to the public for business. The initial term shall begin on the Rent Commencement Date, and shall expire as of midnight on the last day of the last year of the Number of Term Years from the first day of~e first month immediately following the Rent Commencement Date; PROVIDED, HOWEVER, if the term of the Lease is scheduled to expire between October 31 and December 31, then instead, the last Lease Year shall be longer than 12 months, and shall end on the next succeeding January 31. When the Rent Commencement Date has been determined, Landlord and Tenant shall enter into an agreement in recordable form setting forth such date and the expiration date of the initial term of this Lease.

5.   RENT: NET LEASE: COMPLIANCE WITH PERMITTED EXCEPTIONS.

          (A) Tenant shall pay Landlord the Annual Fixed Rent in the manner set forth in the Rent and Expense Rider commencing on the Rent Commencement Date.

          (B) It is the intent of the parties that this shall be construed as a "ABSOLUTE NET LEASE," and that Landlord shall receive the Rent net of any charges, Taxes, fees, impositions, or other expenses associated with the Leased Premises or the operations thereon, and that all such charges and expenses shall be discharged without cost or liability to Landlord.


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            (C)   Tenant shall comply with the Permitted Exceptions, and
shall indemnify and hold Landlord harmless from and against all loss, costs, liability and expenses (including reasonable attorneys' fees) suffered by Landlord as a consequence of Tenant's breach of the foregoing covenant. Landlord agrees that Landlord shall exercise all of the rights exercisable by the fee owner of the Demised Land under the Permitted Exceptions, including
(i) with respect to the ECR, the right to act as the "Approving Party" thereunder, and to appoint the representatives to the "Architectural Control Committee" thereunder, (ii) with regard to the ECR-City, the right to act as the "owner" of the Leased Premises thereunder, and (iii) with regard to the Development Agreement (City, Developer, and AMC) dated January 23, 1997, among Realty, Developer and the City, the right to issue all consents, authorizations and approvals exercisable by "AMC" thereunder, only in a manner consistent with Landlord's and Tenant's respective rights and interests under this Lease. Prior~to exercising any such rights which may affect Tenant's rights and interests hereunder or amending any of the Permitted Exceptions, Landlord shall notify Tenant thereof, and shall obtain Tenant's consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant shall withhold its consent to any such action proposed by Landlord, Tenant shall notify Landlord of its reasons therefor. If Tenant shall fail to respond to Landlord's proposal within 30 days, Tenant shall be deemed to have consented to such action by Landlord, PROVIDED the transmittal letter pursuant to which Landlord seeks Tenant's consent conspicuously states the following notice (the "ALERT NOTICE") in bold type face: "PURSUANT TO SECTION 5(C) OF THAT CERTAIN LEASE DATED MARCH 26, 1997, RESPECTING PREMISES LOCATED IN WESTMINSTER PROMENADE, WESTMINSTER, COLORADO, LANDLORD IS REQUESTING THAT YOU APPROVE THE FOLLOWING PROPOSED ACTIONS TO BE TAKEN BY LANDLORD, AND YOU SHOULD BE AWARE THAT YOUR FAILURE TO RESPOND WITHIN 30 DAYS FROM YOUR RECEIPT OF THIS LETTER SHALL BE DEEMED YOUR APPROVAL OF SUCH PROPOSED ACTIONS." Notwithstanding the foregoing sentence, if the terms of any Permitted Exception require that Landlord exercise its rights under such Permitted Exception in less than 30 days, the period of time in which Tenant must respond to Landlord's request shall be reduced provided that the Alert Notice specifies such shorter period of time in which Tenant must respond. Landlord further agrees that, as between Landlord and Tenant, so long as Tenant is not in default under this Lease beyond the expiration of any applicable notice and grace period. Tenant and Landlord shall each use their best efforts to jointly exercise all of the rights exercisable by "AMC," and all of the rights exercisable by the fee owner of the Demised Land, under the Development Agreement, the Escrow Agreement dated January 23, 1997, by and among Realty, Developer and First American Heritage Title Company, and the Inspection Agreement dated January 23, 1997 by and among Realty, Developer and R.M. Hessett & Company. Landlord shall also cooperate with Tenant (without cost or liability to Landlord) in securing necessary governmental permits and approvals.

6.   AUTHORITY: TRANSFER OF TITLE.

            (A) Landlord represents and warrants to Tenant that Landlord has full right and lawful authority to enter into and perform Landlord's obligations under this Lease for the term hereof.

            (B) Landlord shall promptly notify Tenant in writing of any change in the ownership of the Leased Premises, giving


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the name and address of the new owner and instructions regarding the payment of rent. In the event of any change in or transfer of title of Landlord in and to the Leased Premises or any part thereof, whether voluntary or involuntary, or by act of Landlord or by operation of law, Tenant may continue to pay Rent thereafter accruing to the party previously comprising Landlord until (i) Tenant shall have been notified of such change in title and given reasonably satisfactory proof thereof, and (ii) such new owner shall execute and deliver an agreement, in recordable form, whereby such new owner assumes and agrees with Tenant to discharge all obligations of Landlord under this Lease thereafter arising, and the payment of Rent to the former Landlord in the meantime shall not be deemed a default upon the part of Tenant. Upon the satisfaction of the conditions in clauses (i) and (ii), the former Landlord shall be released of all obligations subsequently accruing hereunder, other than the obligation to pay the Construction Allowance.

7.   USE OF PREMISES.

            (A) During the period commencing with the date Tenant opens Tenant's Facility for business and ending on expiration or earlier termination of Tenant's Operating Covenant, Tenant shall not use Tenant's Facility except (i) primarily as a first class (but not necessarily first run) theater and auditorium for presentation of motion pictures, telecasts and other audio-visual presentations, and for meetings and other public presentations and entertainment; (ii) for the incidental operation therein of games and other amusement devices (electronic or otherwise); (iii) for the incidental retail sale therein~of food, beverages and refreshments; (iv) for the incidental sale or rental (or both) of video cassettes and discs; (v) for the incidental sale of records, compact discs, books, magazines, toys and novelties sold in connection with a particular presentation; and (vi) for the incidental sale of other goods, wares, merchandise and services.

            (B)   From and after the expiration of Tenant's
Operating Covenant, Tenant may use the Leased Premises, if used at all, for any lawful purpose(s).

            (C) Notwithstanding the foregoing provisions of this Article, Tenant shall not use the Leased Premises in any manner which would violate the Permitted Exceptions or Laws.

            (D) Landlord agrees to execute, without cost to Landlord, such applications, consents and other instruments as shall be required by Governmental Authorities to permit the use of the Leased Premises as permitted by this Lease. Tenant shall indemnify, defend and hold Landlord harmless for any liability, loss, claim or expense incurred by Landlord as a consequence of Landlord executing any such instruments.

8.   SUBLETTING AND ASSIGNING.

            (A)   At any time after the expiration of Tenant's
Operating Covenant, Tenant shall have the right, subject to Landlord's consent, which shall not be unreasonably withheld or delayed, to assign this Lease or sublet all or any part of the Leased Premises once or more often.

            (B) If Tenant assigns this Lease or sublets all or any part of the Leased Premises, Tenant shall, subject to the



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provisions of paragraph (C) of this Article, remain liable and responsible under this Lease; PROVIDED, HOWEVER, in the case of an assignment, if this Lease shall continue in effect after the last day of the initial term hereof and if the assignee shall have assumed in writing in form reasonably satisfactory to Landlord the performance of the covenants and obligations of Tenant hereunder and delivered to Landlord a copy of such written assumption, Tenant shall not be liable or~responsible to Landlord for any default or nonperformance by such assignee as tenant hereunder arising or occurring after the last day of the initial term hereof.

            (C) Anything in this Lease to the contrary notwithstanding, it is agreed that at any time during the term of this Lease, Tenant shall have the right, without Landlord's consent, once or more often, to:

                  (1) Sublease or license the operations referred to in clauses (ii), (iii), (iv), (v) and (vi) of paragraph (A) of the Article captioned "Use of Premises," or grant concessions giving other parties the right to conduct such operations or any of them.

                  (2) Sublet the Leased Premises or assign this Lease (a) to any corporation (which term for the purposes of this paragraph shall include any form of business entity), which may, as the result of a reorganization, merger, consolidation, or sale of assets, succeed to the business now carried on by Tenant in the Metropolitan Area, or (b) to any subsidiary or affiliate corporation of Tenant, of "Parent Corporation", or of AMC Entertainment, Inc., a Delaware corporation ("AMCE"), which currently owns 100% of the issued and outstanding stock of Tenant named herein, which remains as such, or (c) to AMCE or to another corporation ("Parent Corporation") which owns 100% of the issued and outstanding stock of Tenant, or (d) to any corporation which acquires 50% or more of the issued and outstanding voting stock (or such lesser percentage as shall be sufficient to acquire voting control) of Tenant, AMCE, or of Tenant's Parent Corporation, or (e) to any corporation which operates at least 100 motion picture screens as of the end of the last complete calendar month immediately preceding any such assignment or subletting and to any subsidiary or affiliate of such corporation, provided that such corporation duly and validly then guarantees the performance of the obligations of such subsidiary or affiliate under this Lease, or (f) to any corporation which shall acquire the Leased Premises in a transaction whereby Tenant shall continue to have the right to operate the Leased Premises pursuant to a sublease, management contract, operating agreement or otherwise..

                  (3) If Tenant shall assign this Lease, Tenant shall be released and relieved from further liability under this Lease arising or accruing after the later of (a) the 5th anniversary of the date of this Lease, or (b) the date of such assignment, provided in the case of both
     (a) and (b) all of the following conditions are satisfied: (i) the assignee, by written instrument (in form reasonably satisfactory to Landlord) duly executed, acknowledged and delivered to Landlord, assumes and covenants and agrees with Landlord to perform all the terms, covenants and conditions of this Lease which by the terms hereof are binding on Tenant from and after such transfer, and (ii) such assignee (or the guarantor of such assignee's obligations under this Lease pursuant to a guaranty in form reasonably satisfactory to Landlord) has a book net worth of $150,000,000.00 or more as of the end of the last complete calendar month immediately preceding any such assignment, and Tenant has delivered to Landlord such assignee's or guarantor's financial statement, certified by an independent certified


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     public accountant reflecting such net worth. Such net worth shall be computed in accordance with generally accepted accounting principles consistently applied.

                  (4) Tenant shall be entitled to enter into so-called "four-wall" deals whereby Tenant's Facility or any part thereof is permitted to be used by others on a limited engagement basis for the exhibition of a motion picture, provided such four wall deals do not exceed 48 screen weeks per annum. For this purpose, a "screen week" is the use of one auditorium for one week. With respect to any assignment or subletting under subparagraph (2) above, Tenant shall promptly notify Landlord thereof, and shall concurrently furnish Landlord with evidence reasonably satisfactory to Landlord that the conditions set forth in subparagraph (2) have been satisfied.

            (D) Except as otherwise provided in this Article, Tenant shall not assign this Lease or sublet the Leased Premises without the consent of Landlord1 which consent Landlord agrees not to unreasonably withhold or delay.

            (E) If Tenant assigns this Lease and remains liable hereunder, then Landlord, when giving notice to said assignee or any future assignee in respect of any default, shall also serve a copy of such notice upon the original tenant named in this Lease, American Multi-Cinema, Inc. (the "ORIGINAL TENANT") and no notice of default shall be effective until a copy thereof is received by the Original Tenant. The Original Tenant, at its sole option, shall have the same period after receipt of such notice to cure such default as is given to Tenant under this Lease. If because of a default of an assignee after an assignment of this Lease (i) this Lease shall terminate, or
(ii) this Lease and the term hereof ceases and expires, or (iii) an assignee's possession of the Leased Premises shall be terminated without termination of this Lease (Landlord hereby agreeing to terminate this Lease upon Original Tenant and Landlord executing a new lease if Original Tenant exercises its option to become the tenant thereunder), then in any of such events Landlord shall promptly give the Original Tenant notice thereof, and the Original Tenant shall have the option, to be exercised by notice to Landlord given within 30 days with respect to non-monetary defaults, and within 15 days with respect to monetary defaults, in each case, after receipt by the Original Tenant of Landlord's notice, to cure any default and become Tenant under a new lease for the remainder of the term of this Lease (including any renewal periods) upon all of the same terms and conditions as then remain under this Lease as it may have been amended, provided such amendment shall not have materially increased Tenant's obligations, nor decreased Tenant's rights under this Lease (or such amendment shall have otherwise been approved by Original Tenant, acting in its sole discretion). If any default of an assignee is incapable of being cured by the Original Tenant (other than monetary defaults), then notwithstanding the failure to cure same, the Original Tenant shall have the foregoing option to enter into a new lease. Such new lease shall commence on the date of termination of this Lease. Notwithstanding the foregoing, if Landlord delivers to the Original Tenant, together with Landlord's notice, a release as to all liability under this Lease as theretofore amended, the Original Tenant shall not have the foregoing option.

9.   CONTINUED POSSESSION OF TENANT.

            Any holding over after the last day of any extension of the term hereof, or after the last day of the initial term hereof if this Lease is not extended, shall be construed to be a monthly tenancy, on the terms herein set forth, except that the Annual Fixed

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Rent shall be equal to 110% of the Annual Fixed Rent in effect prior thereto, terminable by either party on one month's notice.

10.  FIXTURES.

            (A) Any and all trade fixtures and equipment, signs, appliances, furniture and other personal property of any nature installed in Tenant's Facility at any time by Tenant, including lighting fixtures, concession stands and related equipment, acoustical wall panels, projection and sound equipment, seats and satellite dish, if installed (all of the foregoing being collectively referred to in this Lease as "TENANT'S PROPERTY"), shall not become a part of the realty and may be removed from Tenant's Facility by Tenant at any time during the term hereof or within 14 days after the termination of the term hereof. Any of Tenant's Property which has not been removed by Tenant by the end of such period shall thereafter, at Landlord's option, become the property of Landlord or may be disposed of by Landlord. Landlord hereby waives any and all liens, claims, demands or rights, including rights of levy, execution, sale and distraint for unpaid rent, or any other right, interest or lien which Landlord has or may hereafter acquire in any of Tenant's Property.

            (B) Tenant shall have the right to finance the acquisition and installation of Tenant's Property (by granting a security interest therein or entering into an equipment lease therefor), and in connection therewith, Landlord~agrees to execute and to cause the holder of any Mortgage to execute and deliver a Landlord's and mortgagee's waiver and all other documents reasonably required and in reasonable form required by such lessor of or holder of a security interest in Tenant's Property.

11.  UTILITIES.

            Tenant shall pay when due all charges for gas, electricity, water, sewer service and other utilities used on the Leased Premises during the term hereof, all such utilities to be separately metered at Tenant's expense and to be obtained by Tenant from the applicable utility company. Landlord shall not be liable, and Tenant shall not be entitled to abate Rent, for any failure or interruption of any utility or service.

12.  GOVERNMENTAL COMPLIANCE: HAZARDOUS SUBSTANCES.

            (A) Tenant~ at Tenant's expense, shall comply with all Laws and with the requirements of Tenant's insurance carriers, which affect Tenant's Property and/or the Leased Premises and the use and occupancy thereof, including those which require alterations or additions, structural or otherwise, and shall comply with the Permitted Exceptions, to the extent the same pertain to the Leased Premises.

            (B) Tenant shall not cause or permit any Hazardous Substances to be used, stored, generated or disposed of (collectively "~") on, in or under the Leased Premises, including in connection with construction of the Improvements, except for those Hazardous Substances which may lawfully be Used in normal amounts in the ordinary course of business in the operation of the Leased Premises or which may be reasonably required in performing the obligations of Tenant under this Lease, and then only to the extent no Laws are violated in so doing. Tenant shall indemnify, defend, protect, and hold Landlord and Landlord's Mortgagee harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages), expenses (including, without limitation, attorneys', consultants' and experts' fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon bodily injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of the foregoing prohibition by Tenant, or Tenant's affiliates, agents, employees, contractors, sublessees, assignees or invitees. In the event that Hazardous Substances are discovered upon, in, or under the Leased Premises, and any Governmental Authority having jurisdiction over the Leased Premises requires the remediation of such Hazardous Substances, Tenant shall be responsible for remediating such Hazardous Substances in compliance with Laws.

13.  REPAIRS AND MAINTENANCE.

            (A) Tenant, at Tenant's sole expense, covenants and agrees to keep and maintain in good order, condition and repair (including making necessary replacements) the Leased Premises, including structural and non-structural portions thereof, the roof, exterior and interior walls, foundations, doors, door frames and windows, utility lines, plate glass, storefronts, sprinkler systems, floors, ceilings electrical and mechanical systems, plumbing and sewage facilities, heating and air conditioning equipment and facilities contained within or serving Tenant's Facility, and all other Improvements on the Leased Premises, including parking areas, sidewalks, signs and landscaping, subject to the terms of the ECR.

            (B) Upon the expiration of the Term of this Lease, Tenant shall surrender Leased Premises in good order, condition and repair, reasonable wear and tear excepted.

            (C) Notwithstanding anything set forth in paragraphs (A) or (B) of this Article to the contrary, Tenant's obligations set forth therein shall be subject to the provisions set forth in the Articles captioned "Damage Clause" and "Condemnation."

14.     DAMAGE CLAUSE.

            (A) If the Improvements shall be damaged or destroyed by fire or other casualty, either in whole or in part, Tenant shall with due diligence remove any resulting debris and repair and/or rebuild the same, in accordance with the Final Plans (to the extent permitted by then applicable
Laws), subject to such changes therein as Tenant may propose and which are approved by Landlord and Landlord's mortgagee, which approvals shall not be unreasonably withheld or delayed. During the period of such restoration, there shall be no abatement of the Rent.

            (B) Anything in this Article to the contrary notwithstanding, it is agreed that if (i) Tenant's Facility is damaged or destroyed by fire or other cause to such an extent that the cost of restoration would exceed 35% of the amount it would have cost to replace Tenant's Facility in its entirety at the time such damage or destruction occurred, and (ii) such damage or destruction occurs during the last 3 years of the initial term, or during the last 3 years of any Option Period, then Tenant shall have the right and option to terminate this Lease by giving Landlord notice of such election within 30 days after the date on which such damage or destruction occurred, and if such notice is given this Lease shall terminate as of the date Tenant vacates the Leased Premises, which date shall be no later than 45 days after the giving of such notice, and the Rent shall be adjusted as of the effective date of termination.

          (C) In addition to the other rights of termination accorded Tenant under this Article, it is agreed that if (i) Tenant's Property is damaged or destroyed by fire or other casualty to the extent of 35% or more of the amount it would have cost to replace the same in its entirety at the time such damage or destruction occurred, and (ii) such damage or destruction occurs during the last 3 years of the initial term hereof or during the last 3 years of any Option Period, then Tenant shall have the right to terminate this Lease by notice to Landlord given within 60 days after the date on which such damage or destruction occurred, and this Lease shall automatically terminate as of the date Tenant vacates the Leased Premises and the Rent shall be adjusted as of the effective date of termination.

          (D) If this Lease is terminated as in this Article provided following damage to or destruction of Tenant's Facility, the proceeds of all hazard insurance on the Leased Premises which is maintained by Tenant pursuant to the Article captioned "Insurance, Indemnity, Waiver of Subrogation," etc. shall belong to Landlord, except insurance proceeds in respect of Tenant's Property, which shall belong to Tenant, and Tenant shall pay to Landlord any insurance deductible maintained thereunder and the amount of self-insurance, if any, maintained by Tenant.

15.  INSURANCE. INDEMNITY.  WAIVER OF SUBROGATION AND FIRE PROTECTION.

          (A) During the preliminary term, Tenant shall keep or cause its contractor to keep in full force and effect a policy in commercially reasonable form of builder's risk insurance covering loss or damage to the Improvements to the extent of not less than 100% of the replacement cost thereof, exclusive~of foundations and footings. Thereafter, during the term hereof, Tenant, at Tenant's expense, shall keep the Leased Premises (excluding foundations, footings and underground improvements) insured in the name of Landlord and Tenant (as their interests may appear) against damage or destruction by fire and the perils commonly covered under a policy of property insurance on a special causes of loss form (formerly known as "all risk" insurance), to the extent of not less than 100% of the full replacement cost thereof, with a commercially reasonable deductible (the amount of which commercially reasonable deductible is currently not in excess of $250,000.00, which deductible shall also apply to the builder's risk insurance required above). Provided that Tenant is not then in default, after applicable notice and cure periods, the proceeds of such insurance in case of loss or damage shall be held in trust by Landlord or Landlord's mortgagee and disbursed (in a manner substantially similar to the procedure for payment of the Construction Allowance) to Tenant during the course of Tenant's restoration of the Improvements pursuant to the Article captioned "Damage Clause" to the extent that such proceeds are required for such purpose. The insurance required to be carried by Tenant under this paragraph and paragraph (B) of this Article (i) may be covered under a so-called "blanket" policy covering other operations of Tenant and its affiliates, and (ii) shall be evidenced by a certificate of insurance from Tenant's insurer. Tenant shall name the holder of the first Mortgage on the Leased Premises (currently, Sakura Bank, Limited, Los Angeles Agency) pursuant to a standard mortgagee clause with respect to the foregoing property insurance (including the builder's risk insurance), provided such holder agrees with Tenant in writing to disburse such insurance proceeds to Tenant for, and periodically during the course of, repair and restoration of the Improvements as set forth in this Lease. During the continuance of Tenant's

Operating Covenant, Tenant shall maintain property insurance on Tenant's Property, consistent with the insurance coverage Tenant maintains or Tenant's Property In similar facilities.

          (B) Tenant will, subject to the provisions of paragraph (C) of this Article, indemnify and save harmless Landlord, its officers, agents and servants, from and against any and all claims, actions, liability and expense in connection with loss of life, bodily injury and/or damage to property arising from or out of any occurrence in, upon or at the Leased Premises, or the occupancy or use by Tenant of the Leased Premises or any part thereof, unless the same is caused by the willful or sole negligent act or omission of Landlord, its agents, contractors or employees. If any action or proceeding is brought against Landlord, its officers, agents or servants by reason of any of the aforementioned causes, Tenant~t, upon receiving notice thereof from Landlord, agrees to defend such action or proceeding by adequate counsel at its own expense. Tenant agrees to insure the foregoing obligation by contractual endorsement, and at all times during the term hereof to maintain, a commercial general liability policy (which may be a blanket policy on which Landlord and Landlord's mortgagee [provided Tenant has been notified of the name and address of such mortgagee) are named as additional insures) with single limits of not less than $5,000,000.00 (it being agreed that Tenant shall periodically increase such liability limits so that the same are at all times at least equal to the primary liability limits maintained by Tenant for the majority of its comparable facilities); PROVIDED, HOWEVER, in lieu of all or part of such commercial liability insurance, Tenant may, so long as Tenant has a net worth of at least $50,000,000.00, self-insure up to $100,000 single limits per occurrence for each $10,000,000 of Tenant's net worth as reflected on Tenant's most recent audited balance sheet computed in accordance with generally accepted accounting principles, consistently applied. To the extent that Tenant shall self-insure against any risk, Tenant hereby agrees to maintain adequate (in Tenant's sole discretion) reserves against claims, losses and liabilities arising from causes which would otherwise have been covered by insurance, and to reimburse, pay, indemnify and hold Landlord harmless and defend Landlord against any and all judgments, liabilities, claims, losses, damages, expenses and costs which would otherwise have been covered by the insurance required herein. If Tenant shall elect to self-insure, then on the dates ~set~ forth in SECTION 15(F) hereof for delivery of policies or certificates of insurance,: Tenant shall deliver to Landlord a Certificate signed by an officer of Tenant, setting forth the amount of Tenant's self-insured retention respecting each risk or peril with respect to which Tenant has elected to self-insure hereunder; however, the foregoing shall not be required if the amount of the self-insured retention is reflected on the Certificate of Insurance provided by Tenant's insurance carrier. Tenant shall, within thirty (30) days after any change in the amount of its self-insured retention respecting any such risk or peril, deliver to Landlord a revised Certificate.

          (C) Anything in this Lease to the contrary notwithstanding, it is agreed that each party (the "RELEASING PARTY") hereby releases the other (the "RELEASED PARTY") from any liability which the Released Party would, but for this paragraph, have had to the Releasing Party during the term of this Lease resulting from any accident or occurrence or casualty (i) which is covered by the insurance Tenant is required to maintain pursuant to Paragraph (A) above, and (ii) which is covered by any other casualty or property damage insurance being carried by the Releasing Party at the time of such occurrence, which casualty may have resulted in whole or in part from any act or neglect of the Released Party, its officers, agents or employees; PROVIDED, HOWEVER, the release hereinabove set forth shall become inoperative and null and void if the Releasing Party wishes to place such insurance with an insurance company which (y) takes the position that the existence of such release vitiates or would substantially adversely affect any policy so insuring the Releasing Party and notice thereof is given to the Released Party, or (z) requires the payment of a higher premium by reason of the existence of such release, unless in the latter case the Released Party within 20 days after notice thereof from the Releasing Party pays such increase in premium. Subject to the foregoing proviso, each policy of property insurance shall contain appropriate provisions recognizing this mutual release and waiving all rights of subrogation by the respective insurance carriers.

          (D) To the extent required by Laws, Tenant shall also maintain workers' compensation insurance covering its employees in statutory limits. Tenant shall also keep in full force a policy in commercially reasonable form of owned, if any, hired and non-owned automobile liability insurance with limits of at least One Million Dollars ($1,000,000), and builder's risk insurance in appropriate amounts whenever Tenant is undertaking any construction or alterations at the Leased Premises. At any time as Tenant may be serving alcoholic beverages on the Leased Premises, Tenant shall also maintain liquor liability or host liquor liability insurance with the same limits as the commercial general liability insurance required under
SECTION 15(B) of this Lease.

          (E) All policies of insurance (other than self-insurance) required to be maintained under this Article shall be provided by insurance carriers with a Best's rating of not less than A VII. Any insurance coverage enumerated above may be effected by a blanket policy or policies of insurance or under so-called "all risk" or multi-peril" insurance policies, provided that the total amount of insurance available with respect to the Leased Premises and Tenant's liability hereunder shall be at least equal to the equivalent of separate policies in the amounts herein required, and provided further that in other respects any such policy or policies shall comply with the provisions of this Article. All insurance carried by Tenant shall be primary and any insurance, if any, carried by Landlord shall be non-contributory.

          (F) Upon commencement of the preliminary term (as to builder's risk and liability insurance), and upon commencement of the initial term (as to property insurance), and in each case no less than annually thereafter, Tenant shall cause to be issued to Landlord a duplicate of each policy or appropriate certificates insurance reasonably acceptable to Landlord evidencing compliance with the applicable insurance provisions of this Article. Each such Certificate shall provide that no expiration, cancellation or material change in the insurance evidenced thereby shall be effective unless thirty (30) days' notice of such expiration, cancellation or material change shall have been given to the Certificate holder.

16.  TENANT'S REAL ESTATE TAXES.

          Commencing as of the Closing Date (i.e., including the preliminary term of this Lease), Tenant shall pay all Taxes as provided in the Rent and Expense Rider.

17.  ALTERATIONS AND TENANT'S LIENS.

          (A) Tenant shall have the right and privilege at all times during the term hereof, at its own expense, to make such alterations, changes, improvements and additions to the Leased Premises as Tenant may desire (including, without limitation, the installation of a satellite dish on the roof of Tenant's Facility) provided such work, when completed, will not impair the value of the Leased Premises. Without limiting the foregoing, but subject to Landlord's approval of the elevations of such expansion, which shall not be unreasonably withheld, and subject to the provisions of this Section 17, Tenant shall have the right to expand Tenant's Facility in the manner permitted by SECTION 5.2 of the ECR, provided such expansion is effected without cost to Landlord. Subject to the provisions of the Article captioned "Fixtures," any alterations, changes, improvements and additions made by Tenant shall immediately become the property of Landlord and shall be considered a part of Tenant's Facility.

          (B) Tenant shall not permit any mechanic's or materialman's lien to be filed against the Leased Premises by reason of work, labor, services or materials performed by or furnished to Tenant or anyone holding any part of the Leased Premises under Tenant; PROVIDED, HOWEVER, if any such lien shall at any time be filed, Tenant may contest the same in good faith but Tenant shall, within 30 days after notice of the filing thereof, cause such lien to be released of record by payment, bond, order of a court of competent jurisdiction or otherwise. Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject Landlord's estate in the Leased Premises to any lien or liability under the lien laws of the state in which the Leased Premises are located.

          (C) Tenant shall give Landlord at least thirty (30) days' notice before making any alterations to the Leased Premises (i) which cost more than One Hundred Thousand Dollars ($100,000) (in 1997 dollars), or (ii) which affect the structural condition of the Improvements or which modify the Site Plan, or (iii) which require approval pursuant to (or are prohibited by) any of the Permitted Exceptions, and in connection with any such alteration, Tenant shall maintain builder's risk insurance, and shall maintain and cause its contractor to maintain worker's compensation insurance in statutory limits. After completing any alteration with respect to which Tenant is required by Laws to submit to Governmental Authorities a "permit" set of plans, Tenant shall provide Landlord with a copy of such plans. Tenant shall cause all alterations to be completed at Tenant's sole cost in a good and workmanlike manner, lien free and in compliance with all Laws and the Permitted Exceptions. Landlord shall have the right to post a notice of non-liability on the Leased Premises with respect to any alteration made by Tenant.

18.  CONDEMNATION.

          (A) If any material part of Tenant's Facility shall be taken in any proceeding by any Governmental Authority by condemnation or otherwise, or be acquired for public or quasi-public purposes, or be conveyed under threat of such taking or acquiring (which Landlord shall not do without Tenant's prior consent), Tenant shall have the option of terminating this Lease by notice to Landlord of its election to do so given on or before the date which is 6 months after Tenant shall have been deprived of possession of the condemned property, and upon the giving of such notice this Lease shall automatically terminate and the Annual Fixed Rent and other charges hereunder shall be adjusted as of the date of such notice. In the event a material part of Tenant's Facility is so taken and Tenant elects not to terminate this Lease, then Landlord shall, at Landlord's expense, restore Tenant's. Facility to a complete unit as similar as reasonably possible in design, character and quality to the building which existed before such taking. In the event Tenant's Facility is partially taken and this Lease is not terminated, the Annual Fixed Rent and other charges thereafter payable hereunder shall be equitably reduced based on the value to Tenant of the remaining premises. If Landlord shall be obligated to perform restoration work under this paragraph, so much of the Annual Fixed Rent and other charges payable by Tenant as is fairly allocable to the space which is to be restored shall abate until such restoration work shall have been completed. Any restoration work to be performed by Landlord pursuant to this paragraph shall be completed in accordance with~plans; and specifications which shall have been approved by Tenant, such approval not to be unreasonably withheld. In any such proceeding whereby all or part of the Leased Premises is taken, whether or not Tenant elects to terminate this Lease, the entire award (other than that portion, if any, allocable to Tenant's Property) shall be paid to Landlord. For purposes of this Article 18(A), a `material part of Tenant's Facility' shall mean so much of Tenant's Facility so that, when taken, such taking leaves the untaken portion unsuitable for the continued feasible, economic and competitive operation of the Leased Premises by Tenant for the same purposes as used immediately prior to such taking, as reasonably determined by Tenant.

     (B) If (1) 10% or more of the parking area within the Leased Premises shall be taken (and not replaced with substantially equivalent alternative parking) in any proceeding by any Governmental Authority by condemnation or otherwise, or be acquired for public or quasi-public purposes, or be conveyed under threat of such taking or acquiring (which Landlord shall not do without Tenant's prior consent), or (ii) any material means of access to the Leased Premises from any public street abutting the Leased Premises shall be lost, terminated or materially altered by reason of any such taking, acquisition or conveyance or other governmental action on more than a temporary basis, and such taking results in inadequate access to the Leased Premises, as reasonably determined by Tenant, then in any of such events Tenant shall have the option of terminating this Lease by notice to Landlord of its election to do so given on or before the date which is 6 months after the occurrence of such event, and this Lease shall automatically terminate 30 days after the giving of such notice and the Annual Fixed Rent and other charges hereunder shall be adjusted as of that date.

     (C) If by reason of a taking Tenant shall be temporarily deprived in whole or in part of the use of the Leased Premises or any part thereof, the entire award made as compensation therefor shall belong to Tenant, and there shall be no abatement of the Annual Fixed Rent payable hereunder.

     (D) Landlord shall not initiate or take any action seeking a public or private taking of Tenant's Facility or of any other part of the Leased Premises.

20.  CONSTRUCTION OF TENANT'S FACILITY AND OTHER IMPROVEMENTS.

     Subject to Landlord's funding of the Construction Allowance in accordance with EXHIBIT C, Tenant agrees to erect, make and complete, without cost to Landlord, Tenant's Facility and the other Improvements in accordance with the provisions set forth in EXHIBIT C and the Permitted Exceptions no later than the dates required under (i) Section 4.C of the AMC Acquisition Contract, and (ii) Section 4.6 of the Development Agreement. Without limiting the foregoing, Tenant shall be responsible for payment of any cost overruns otherwise payable by Realty or the owner of the Demised Land pursuant to the terms of the Permitted Exceptions or other documents referenced in Section 5(C) hereof, provided that the amount of the Construction Allowance shall not be reduced by any Cost savings incurred in connection with the construction of Tenant's Facility and other Improvements.

20.  OPENING OF TENANT'S FACILITY.

     (A) Tenant agrees that it will proceed to open Tenant's Facility fully staffed, fixtured and merchandised to the public for business as a first class AMC theatre by December 19, 1997, subject to delays resulting from Force Majeure, and if Tenant fails to so initially open for business by June 19, 1999 ("OUTSIDE OPENING DATE") (irrespective of Force Majeure), then in addition to Landlord's other remedies, during the period between the Outside Opening Date and the date Tenant so opens for business, the Annual Fixed Rent shall be 125% of the amount otherwise payable by Tenant.

     (B) Tenant hereby agrees to indemnify, defend and hold Landlord harmless from any claim, demand, loss, liability or damages arising from Tenant's breach of the covenant to open for business in the Leased Premises within the time required under any of the Permitted Exceptions or the other documents listed in Section 5(C) hereof, including under Section 4.6 of the Development Agreement and Section 4.6 of AMC's Acquisition Contract.


21.  OPTIONS TO EXTEND.

     (A) Provided Tenant is not in default beyond the expiration of any applicable notice and grace period either at the time Tenant exercises the option or as of the commencement of the Option Period, Tenant shall have the right to extend the term of this Lease for the Option Periods from the date upon which the term would otherwise expire upon the same terms and conditions as those herein specified. If Tenant elects to exercise its option for any Option Period, it shall, subject to the provisions of paragraph (B) of this Article, do so by giving Landlord notice of such election at least 12 months before the beginning of the Option Period for which the term hereof is to be extended by the exercise of such option. If Tenant gives such notice, the term of this Lease shall be automatically extended for the Option Period covered by the option so exercised without execution of an extension or renewal lease.

     (B) It is the intention of Landlord and Tenant to avoid forfeiture of Tenant's right to extend the term of this Lease under any of the extension options set forth in paragraph (A) of this Article through failure to give notice of exercise thereof within the time prescribed. Accordingly, if Tenant shall fail to give notice of exercise of any such option within the time prescribed in paragraph (A) of this Article, then the time to give such notice shall be deemed extended for an additional period commencing on the last day on which such notice by Tenant may be timely given pursuant to paragraph (A) above and ending 10 business days after the date Landlord gives Tenant notice of Tenant's failure to exercise such option within the time prescribed. If Tenant exercises any such option after the date prescribed in paragraph (A) above, but within the extended time permitted above, the extended term to which such option relates shall commence, or shall be deemed to have commenced, at the time it would have commenced if such notice had been given within the time prescribed in paragraph (A) above; otherwise, any period during which Tenant remains in possession after the expiration of the term hereby created, or as extended by the exercise of a previous option or options, shall be subject to the provisions of the Article captioned "Continued Possession of Tenant.".

22.  TENANT'S COVENANT TO OPERATE.

     (A) Tenant will, except when prevented from so doing by Force Majeure or by other causes beyond its reasonable control (including the unavailability of film), during Tenant's Operating Period, continuously operate or cause to be operated a first class (but not necessarily first run) multiplex cinema ("Theater") in Tenant's Facility and utilizing at least 50% of the auditoriums located therein for the showing of first run film product (subject to the general availability of first run films in the marketplace) (such covenant being herein called "TENANT'S OPERATION COVENANT"). In accordance with the foregoing, Tenant agrees that at all times during the continuance of Tenant's Operating Covenant, Tenant shall operate and maintain the Theatre with due diligence and efficiency and in conformance with Tenant's operation of its similar first run theaters in the Denver metropolitan area, including observing substantially the same hours and days of operation.

     (B) Nothing contained in this Lease or in rules or regulations (if any) promulgated by Landlord shall be deemed in any way to (i) regulate the manner of operation by Tenant of its business in Tenant's Facility (other than as required by Paragraph [A]), or (ii) require Tenant to operate all its theatre auditoriums (but Tenant shall, subject to Force Majeure, operate at least 12 auditoriums during the continuance of Tenant's Operating Covenant), or (iii) give Landlord any right, express or implied, of censorship over any attractions exhibited in Tenant's Facility or over the content of Tenant's advertising.

     (C) Except as specifically provided in paragraph (A) of this Article, Tenant shall have no obligation whatsoever, either express or implied, to at any time operate or otherwise use Tenant's Facility.

23.  ESTOPPEL CERTIFICATE: ATTORNMENT AND PRIORITY OF LEASE: SUBORDINATION.

     (A) Each party agrees, within 20 days after request by the other party, to execute, acknowledge and deliver to and in favor of the proposed holder of any Mortgage or purchaser of the Leased Premises, any encumbrance holder of Tenant or any proposed sublessee of Tenant or assignee of Tenant's interest in this Lease, an estoppel certificate stating: (i) whether this Lease is in full force and effect; (ii) whether this Lease has been modified or amended and, if so, identifying and describing any such modification or amendment; (iii) the date to which rent and any other charges have been paid; (iv) whether such party knows of any default on the part of the other party or has any claim against the other party and, if so, specifying the nature of such default or claim; and (v) such other matters as may be reasonably requested.

     (B) Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under, any Mortgage prior in lien to this Lease made by Landlord, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease, provided such purchaser assumes in writing Landlord's obligations under this Lease accruing after the date of such foreclosure or of sale, including unperformed obligations existing as of the date such successor acquires title.

     (C) Upon request of the holder of any Mortgage, Tenant will subordinate its rights under this Lease to the lien thereof and to all advances made or hereafter to be made upon the security thereof, and Tenant shall execute, acknowledge and deliver an instrument effecting such subordination; PROVIDED, HOWEVER, concurrently with the execution of this Lease (and as a condition of any future subordination of this Lease), Landlord shall obtain and deliver to Tenant an agreement, in recordable form, from the holder of any Mortgage to which this Lease is subordinate containing a covenant binding upon the holder thereof to the effect that so long as Tenant shall not be in default under this Lease, or, if Tenant is in default hereunder, so long as Tenant's time to cure such default has not expired, this Lease shall not be terminated or modified in any respect whatsoever, nor shall the rights of Tenant hereunder or its occupancy of the Leased Premises be affected in any material way by reason of such Mortgage or any foreclosure action or other proceeding that may be instituted in connection therewith, and that Tenant shall not be named as a defendant in any such foreclosure action or other proceeding unless required by applicable Laws, arid in such case, Landlord shall reimburse Tenant for its reasonable attorneys' fees to defend such action.

     (D) Without limiting the foregoing provisions of this Article, all documents requested by either party in order to effectuate the provisions of this Article shall be in form and substance reasonably satisfactory to the other party to the extent not inconsistent with such provisions.

24.  DEFAULT CLAUSE AND SELF-HELP.

     (A) If Tenant neglects or fails to (i) pay any Annual Fixed Rent Annual Percentage Rent or other charge hereunder within 7 days after notice of default, or (ii) perform or observe any of the other covenants, terms, provisions or conditions on its part to be performed or observed under this Lease within 30 days after notice of default (or if more than 30 days shall be reasonably required because of the nature of the default, if Tenant shall fail to commence to cure within such 30~day period and thereafter proceed diligently to cure such default), then Landlord may immediately or at any time thereafter, as permitted by law, enter into and upon the Leased Premises and repossess the same as of its former estate, without prejudice to any remedies which Landlord might otherwise have for arrearages of rent or preceding breach of covenant, and upon such entry, Tenant's right to possession of the Leased Premises shall terminate or, at Landlord's election, this Lease shall terminate. Tenant covenants and agrees, notwithstanding any entry or re-entry by Landlord without terminating this Lease, to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent and other charges reserved as such amounts would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered as aforesaid, and whether the Leased Premises are relet or remain vacant in whole or in part for all or part of the remainder of~the term hereof; provided, that if Landlord relets the Leased Premises, Tenant shall be entitled to a credit against future rent in the net amount of rent received~~by Landlord from such reletting after deduction of the reasonable and actual expenses of such reletting, including reasonable renovations and alterations of the Leased Premises, reasonable attorneys' fees and reasonable real estate commissions paid to unaffiliated third parties. As an alternative, at the election of Landlord, Landlord shall have the right, by notice to Tenant given within 30 days after any such entry, to declare this Lease terminated and canceled. In the event of such Lease termination, Landlord shall be entitled to recover from Tenant all of the following:

          (i) The "worth at the time of the award" (defined below) of any unpaid amount which has accrued prior to the date of termination; and

         (ii) The "worth at the time of the award" of the amount by which the unpaid Annual Fixed Rent and other charges which would have accrued after termination until the date of the expiration of the Term exceeds the amount of any sums which Landlord has (or Tenant proves that Landlord could have) received in mitigation. As used in this Paragraph (A), the term "worth at the time of the award" shall be computed by allowing simple interest at an accrual rate of eleven and twenty-five one hundredths percent (11.25%) per annum for past due obligations, and a discount rate to net present value of eleven and twenty-five one hundredths percent (11.25%) per annum on anticipated future obligations, on the amount of the obligations payable on the date of such calculation. In the event this Lease shall be terminated as provided above, by summary proceedings or otherwise, Landlord, its agents, servants or representatives may immediately or at any time thereafter peaceably re-enter and resume possession of the Leased Premises and remove all persons and property therefrom, by summary dispossession proceedings. In all events, Landlord shall use reasonable efforts to mitigate its loss or damages.

     (B) Landlord may recover from Tenant, and Tenant shall pay to Landlord, upon demand, such reasonable and actual expenses as Landlord may incur in recovering possession of the Leased Premises, placing the same in good order and condition and preparing the same for reletting, and all other reasonable and actual expenses; commissions and charges incurred by Landlord in exercising any remedy provided herein or as a result of any event of default by Tenant hereunder (including without limitation, reasonable attorneys' fees). The various rights and remedies reserved to Landlord herein are cumulative and Landlord may pursue any and all such rights and remedies whether at the same time or otherwise.

     (C) If Tenant shall fail to pay or perform any of Tenant's obligations hereunder, and such failure is not rectified within the applicable grace period set forth in this Lease, then Landlord shall have the right, but not the obligation, in addition to any and all of the remedies which Landlord may have at law or in equity, and without Landlord's actions being deemed an election of remedies or a cure of Tenant's default, to pay or perform such obligations and collect from Tenant Landlord's reasonable and actual costs of performance, including any and all reasonable transaction costs and reasonable attorneys' fees, plus interest at the Default Rate.

     (D) Landlord shall have the right (without further consideration to Tenant) to utilize the "Planning Materials" (as defined in the Contract) and Tenant's plans and specifications for the Improvements for any purpose relating to the construction, alteration or operation of the Leased Premises.

25.  ACCESS TO PREMISES.

     Tenant shall permit Landlord and its authorized representatives, Landlord's Mortgagee, prospective purchasers and

(during the last year of the term), prospective tenants to enter Tenant's Facility at all reasonable times for the purposes of (i) serving or posting or keeping posted thereon notices required or permitted by Law, (ii) conducting periodic inspections, and (iii) performing any work thereon required to be performed by Landlord pursuant to this Lease; PROVIDED, HOWEVER, nothing set forth in this Lease shall be construed as authorizing Landlord to enter the projection booths in Tenant's Facility without the consent of Tenant (which consent shall not be unreasonably withheld), except in the case of an emergency, when no consent shall be required.

26.  FORCE MAJEURE.

     Provided (I) the delayed party has kept the other party hereto advised of the commencement of a delay and the cause thereof within thirty (30) days after the commencement of the delay, and (ii) the delayed party uses due diligence to effect the required performance, if Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive Laws (except as otherwise specifically provided herein), riots, insurrection, war or other reason beyond the reasonable control, and not the fault of the party delayed in performing the work or doing the acts required under the terms of this Lease (collectively, "FORCE MAJEURE"), then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Article shall not (i) operate to excuse Tenant from prompt payment of Annual Fixed Rent or any other payment required by Tenant under the terms of this Lease, except ~ the extent that such delays affect the Rent Commencement Date, or (ii) be applicable to delays resulting from the inability of a party to obtain financing or to proceed with its obligations under this Lease because of a lack of funds.

27.  REMEDIES CUMULATIVE: LEGAL EXPENSES: TIME OF THE ESSENCE.

     (A) The various rights and remedies given to or reserved to Landlord and Tenant by this Lease or allowed by law shall be cumulative, irrespective of whether so expressly stated.

     (B) In case suit shall be brought because of the breach of any agreement or obligation contained in this Lease on the part of Tenant or Landlord to be kept or performed, and a breach shall be established, the prevailing party shall be entitled to recover all expenses incurred in connection with such suit, including reasonable attorneys' fees.

     (C)  Time is of the essence of this Lease.


28.  LEASE NOT TO BE RECORDED.

     The parties hereto shall promptly execute and deliver a memorandum of this Lease substantially in the form attached hereto as EXHIBIT E for recording purposes in recordable form. Landlord shall promptly cause the same to be recorded, at Tenant's expense. Neither party shall record this Lease without the consent of the other party.

29.  NOTICES.

          (A) All notices, consents, requests, approvals and authorizations (collectively, for purposes of this Paragraph, "NOTICES") required or permitted hereunder shall only be effective if in writing. All Notices by Landlord to Tenant shah be sent to Tenant by United States registered or certified mail (return receipt requested), postage prepaid, or by Federal Express, U.S. Post Office Express Mail, Airborne or similar overnight courier which delivers only upon signed receipt of the addressee, in duplicate, one copy to Tenant at 2049 Century Park East, Suite 1020,
Los Angeles, CA 90067, attention of Lease Administrator, and the other copy, to 106 West 14th Street, Suite 1 700, Kansas City, Missouri 64105, marked for the attention of Lease Administrator, and/or to such other addresses as Tenant may later designate by Notice to Landlord. All Notices by Tenant to Landlord shall be deemed to have been duly given if sent by registered or certified mail (return receipt requested), postage prepaid, or by Federal Express, U.S. Post Office Express Mail, Airborne or similar overnight courier which delivers only upon signed receipt of the addressee, in duplicate, one copy to Landlord at such party's address first above written marked for the attention of President and the other copy to MBK Mountain States, Ltd., 6300 South Syracuse Way, Suite 480, Englewood, CO 80111, attention: President, or to such other address as Landlord may later designate by Notice to Tenant. All Notices shall be effective upon being deposited in the United States mail or delivered to the overnight courier in the manner prescribed above. However, the time period in which a response to any such Notice must be given shall commence to run from the date of receipt by the addressee thereof as shown on the return or courier receipt of the Notice. Rejection or other refusal to accept or the inability to delivery because of changed address of which no Notice was given shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

30.  WAIVER OF PERFORMANCE AND DISPUTES.

          (A) One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed as a waiver of a subsequent breach of the same or any other covenant1 term or condition, nor shall any delay or omission by either party to seek a remedy for any breach of this Lease or to exercise a right accruing to such party by reason of such breach be deemed a waiver by such party of its remedies or rights with respect to such breach. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any similar act.

          (B) If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other party under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said party to institute suit for the recovery of such sum, and if it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease, together with interest thereon at the Default Rate. If at any time a dispute shall arise between the parties hereto as to any work to be performed by either of them under the provisions hereof, the party against whom the obligation to perform the work is asserted may perform such work and pay the cost thereof "under protest" and the performance of such work shall in no event be regarded as a voluntary performance and there shall survive the right on the part of said party to institute suit for the recovery of the cost of such work, and if it shall be adjudge that there was no legal obligation on the part of said party to perform the same or any part thereof, said party shall be entitled to recover the cost of such work or the cost of so much thereof as said party was not legally required to perform under the provisions of this Lease, together with interest thereon at the Default Rate

31.  MODIFICATION OF LEASE.

          The terms, covenants and conditions hereof may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of the change, modification or discharge is sought, or by such party's agent. The failure of either party hereto to insist in any one or more cases upon the strict performance of any term, covenant or condition of this Lease to be performed or observed by the other party hereto shall not constitute a waiver or relinquishment for the future of any such term, covenant or condition.

32.  CAPTIONS AND LEASE PREPARATION.

          Captions throughout this instrument are for convenience and reference only and the words contained therein shall in no way be deemed to explain, modify, amplify or aid in the interpretation or construction of the provisions of this Lease. In any interpretation, construction or determination of the meaning of any provision of this Lease, no presumption whatsoever shall arise from the fact that the Lease was prepared by or on behalf of any party hereto.

33.  LEASE BINDING ON HEIRS, ETC.

          Except as herein otherwise expressly provided, all covenants, agreements, provisions and conditions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their heirs, devisees, executors, administrators, successors in interest and assigns as well as grantees of Landlord, and shall be deemed to run with the land. Without limiting the generality of the foregoing, all rights of Tenant under this Lease may be granted by Tenant to any sublessee of Tenant.

34.  BROKERS.

          Landlord represents and warrants to Tenant that it has not incurred or caused to be incurred any liability for real estate brokerage commissions or finder's fees in connection with the execution or consummation of this Lease. Tenant represents and warrants to Landlord that it has not incurred or caused to be incurred any liability for real estate brokerage commissions or finder's fees in connection with the execution or consummation of this Lease for which Landlord may be liable. Each of the parties agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or expense (including reasonable attorneys' fees) in connection with any breach of the foregoing representations and warranties.

35.  TENANT'S REPRESENTATIONS AND WARRANTIES.

          Tenant represents, warrants and covenants to Landlord that:
(a) Tenant is a duly constituted corporation organized under the laws of the State of Missouri; (b) Tenant has the power to enter into this Lease and perform Tenant's obligations hereunder; (c) the person(s) executing this Lease on Tenant's behalf has the right and lawful authority to do so;
(d) Tenant has delivered to Landlord corporate resolutions to the effect of the foregoing; and (e) Tenant is qualified to do business in the State of Colorado.

36.  INTEREST ON PAST DUE OBLIGATIONS: LATE CHARGES.

          Except where another rate of interest is specifically provided for in this Lease, any amount due from either party to the other under this Lease which is not paid within 7 days after notice of delinquency shall bear interest at the Default Rate from the date such payment was originally due to and including the date of payment. In addition, Tenant acknowledges that the late payment of any installment of Annual Fixed Rent, Percentage Rental or any other amounts due Landlord will cause Landlord to incur certain costs and expenses, the exact amount of which are extremely difficult or impractical to fix. These costs and expenses may include, without limitation, administrative and collection costs and processing and account expenses. Therefore, if any installment of Annual Fixed Rent, Percentage Rent or other amount due Landlord is not received by Landlord from Tenant within 7 days after notice of delinquency, Tenant shall immediately pay to Landlord a late charge equal to the lesser of (i) 4% of such delinquent amount, or (ii) $500. Landlord and Tenant agree that this late charge represents a reasonable estimate of the costs and expenses Landlord will incur and is fair compensation to Landlord for its loss suffered by reason of late payment by Tenant. Upon accrual, all such late charges shall be deemed additional rental.

37.  PERSONAL PROPERTY TAXES.

          Tenant shall pay, prior to delinquency, all taxes, assessments, license fees and public charges levied, assessed or imposed upon Tenant's business operation and Tenant's Property.

38.  EXCULPATION OF LANDLORD.

          Landlord shall not have any personal liability under this Lease or arising out of the relationship of the parties created hereby resulting from the breach or default by Landlord of any term or provision of this Lease, and Tenant agrees to look solely to the rents, income and profits actually received by Landlord from the operation of the Leased Premises and to the equity then owned by Landlord in the Leased Premises. Any judgment rendered against Landlord shall be satisfied solely out of the rents, income and profits actually received by Landlord from the Lease Premises and from the proceeds of sale of Landlord's interest in the Leased Premises which has been received by Landlord. These provisions shall inure to the benefit of Landlord's successors and assigns and shall survive the expiration or earlier termination of this Lease. The foregoing provisions of this Article shall not, however, be construed to relieve Landlord of personal liability for payment to Tenant of the Construction Allowance.

39.  WAIVE OF TRIAL BY JURY.

          TENANT AND LANDLORD HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE AND OCCUPANCY OF TENANT'S FACILITY OR THE LEASED PREMISES, AND ANY CLAIM OF INJURY OR DAMAGE.

                              IN WITNESS WHEREOF, Landlord and Tenant have
                     caused this Lease to be duly executed as of the day and year first above written.


                                                     MBK SOUTHERN CALIFORNIA/MBK
                         MOUNTAIN STATES VENTURES, a California joint venture

                         By: MBK SOUTHERN CALIFORNIA, LTD., a California limited partnership, general partner


                              By: MBK SOUTHERN CALIFORNIA, INC., a California corporation, sole general partner


                                                     By:  ______________________
                                                     Its: President


                         By: MBK MOUNTAIN STATES, LTD., a California limited partnership, general partner


                              By:  MBK MOUNTAIN STATES, INC., a California
                                   corporation, sole general partner


                                   By:  ______________________
                                   Its: Chairman of the Board

                                                   "Landlord"


                                        AMERICAN MULTI-CINEMA, INC.


                         ______________________________
                         Philip M. Singleton, President

                                               "Tenant"

                            RENT AND EXPENSE RIDER

              Attached to and forming a part of Lease dated as of
                         March 26,1997, by and between
       MBK SOUTHERN CALIFORNIA/MBK MOUNTAIN STATES VENTURES, as Landlord,
                   and AMERICAN MULTI-CINEMA, INC., as Tenant,
                        covering premises situated in
                             WESTMINSTER, COLORADO


          SECTION 1. RENT.

     (A) ANNUAL FIXED RENT. Tenant shall pay Landlord, during the term of this Lease, the Annual Fixed Rent in the manner hereinafter provided. The Annual Fixed Rent for each Lease Year shall be payable in equal monthly installments on or before the first day of each calendar month in advance during such Lease Year without prior demand and without offset or deduction, except as specifically permitted by SECTION 11(A) of EXHIBIT C. If the Annual Fixed Rent is payable for a fraction of a month, the amount payable shall be a pro rata share of a full month's rent. The Annual Fixed Rent shall be prorated for any partial Lease Year. If Tenant breaches its obligation to initially open for business, as required by SECTION 20, the Annual Fixed Rent is subject to the increase therein specified.

     (B)  PERCENTAGE RENT.

          (1) In addition to the Annual Fixed Rent, Tenant shall pay Landlord as percentage rent (the "ANNUAL PERCENTAGE RENT") an amount for each Lease Year equal to the Percentage Rate of the Gross Receipts for such Lease Year in excess of an amount ("BASE AMOUNT") equal to the quotient obtained by dividing the Annual Fixed Rent payable for such Lease Year by the Percentage Rate. For the purpose of computing the Annual Percentage Rent for the first Lease Year, the Gross Receipts for and the Annual Fixed Rent payable for the partial calendar month, if any, preceding the first Lease Year shall be included in the Annual Fixed Rent and Gross Receipts for the first Lease Year. Within 60 days following~the end of each Lease Year, Tenant shall furnish Landlord with a statement; verified by a corporate officer of Tenant, showing the amount of Gross Receipts for the preceding Lease Year, which statement shall be accompanied by Tenant's payment of Annual Percentage Rent, if any is due.

          (2) The term "LEASE YEAR" as used in this Lease shall mean a period of 12 full calendar months. The first Lease Year shall begin on the first day of the calendar month following the Rent Commencement Date, unless the initial term commences on the first day of a calendar month, in which case the first Lease Year shall begin on the Rent Commencement Date. Each succeeding Lease Year shall commence on the anniversary of the first Lease Year; however, the last tease Year may be longer than 12 months, as contemplated by SECTION 4 of the~Lease.

          (3) Landlord shall have the right, not more often than once each year, to audit Tenant's records of Gross Receipts, but only for the purpose of ascertaining the amount of the Gross Receipts during the preceding Lease Year. Such audit shall be made on behalf of Landlord by a certified public accountant to be selected by Landlord. If Landlord wishes to audit Tenant's records for any Lease Year, Landlord shall notify Tenant and proceed with such audit within 24 months after the end of the Lease Year in question. Should Landlord fail to exercise the right to audit the records of Tenant within 24 months after the end of any Lease Year, then Landlord shall have no further right to audit the records of Tenant for such Lease Year, and Tenant's statement of Gross Receipts for such Lease Year shall conclusively be deemed to be correct. Any such audit by Landlord shall be at Landlord's own expense, except as hereinafter provided. If any such audit discloses that Tenant has understated the Gross Receipts for such Lease Year by more than 3%, then Tenant shall promptly pay to Landlord the cost of such audit. Tenant shall, in any event, pay Landlord the amount of any deficiency in Annual Percentage Rent. Any information obtained by Landlord from such statements or inspections shall be kept confidential and shall not be disclosed except as provided in subparagraph (14) of this paragraph (B).

          (4) The term "GROSS RECEIPTS" as used in this Lease shall mean the receipts from the sale of theatre admission tickets and the price of all merchandise or services sold or rented from the Leased Premises by Tenant or Tenant's affiliates, or Tenant's subtenants licensees and concessionaires, whether for cash or credit during each Lease Year; provided, however, there shall be deducted from such receipts in the computation of Gross Receipts to the extent the same are included in Tenant's computations:

               (a)  Credits or refunds made to customers.

               (b)  (i)   All federal, state, county and city sales taxes or
     other similar taxes, and (ii) all occupational taxes, use taxes and other taxes which must be paid by Tenant or collected by Tenant, by whatever name they are known or assessed, and regardless of whether or not they are imposed under any existing or future orders, regulations, laws or ordinances.

               (c) Agency commissions paid to independent third parties for selling tickets, and surcharges to the extent in excess of the standard posted ticket price for tickets purchased by use of credit cards.

               (d)  Proceeds from the sale of Tenant's Property.

               (e) Proceeds from advertising revenue generated by on-screen slide advertisements, such as the National Cinema Network, except to the extent such proceeds are retained by Tenant.

          (5) Should Tenant rent one or more theatres for special events such as a rally, fashion show, speech or the like, the Gross Receipts shall be deemed the rental received by Tenant a~d shall not include monies, if any, received by the sponsor of the event.

          (6) For the purposes of computing and reporting Gross Receipts with respect to "four-wall deals" as permitted by the Article captioned "Subletting and Assigning," Tenant shall have the right to report as Gross Receipts only the actual payments received by Tenant in connection with such use.

          (7) For the purposes of computing and reporting Gross Receipts with respect to electronic games and other amusement devices operated in Tenant's Facility, Tenant~shall have the right to (a) report as Gross Receipts only the actual payments received by Tenant in connection therewith, and (b) exclude from Gross Receipts all receipts of any independent concessionaire, licensee or other third party or parties in connection therewith, to the extent not paid to Tenant by any such parties.

          (8) (a) If Tenant, in accordance with t"he provisions of paragraph (B) of the Article captioned "Use of Premises," uses Tenant's Facility for purposes other than the uses set forth in paragraph (A) of said Article ("INITIAL ~"), then during the period of such other uses(s) ("OTHER USE(S)"), Tenant shall pay as Percentage Rent, in lieu of the amount set forth in subparagraph (1) of this paragraph (B), an amount for each Lease Year equal to the amount, if any, by which the "Applicable Percentage Rate" of Gross Receipts in each such Lease Year exceeds the Annual Fixed Rent payable by Tenant for such Lease Year. The term "APPLICABLE PERCENTAGE RATE" shall mean the percentage rate specified as the median rate for such use, as published in the Urban Land Institute publication, "DOLLARS AND CENTS OF SHOPPING CENTERS."

               (b) During the period of use of Tenant's Facility for the Other Use(s), Gross Receipts shall be defined as follows (in lieu of the definition thereof in subparagraphs (4) through (7) of this paragraph (B)):

                    The term "GROSS RECEIPTS" shall mean: (i) the entire
               amount of the price charged, whether wholly or partially in cash or on credit, or otherwise, for all goods, wares, merchandise and chattels of any kind sold, leased, licensed or delivered, and all charges for services sold or performed in, at, upon or from any part of or through the use of Tenant's Facility or the Leased Premises or any part thereof by Tenant and any other party, or by means of any mechanical or other vending device (other than pay telephones and those soft drink and other similar vending devices operated primarily for the convenience of Tenant's employees); and (ii) all gross income of Tenant and any other party from any operations in, at, upon or from the Tenant's Facility which are neither included in nor excluded from Gross Receipts by other provisions of this Lease, but without any duplication.

                         Gross Receipts shall not include, or if included,
               there shall be deducted (but only to the extent they have been included), as the case may be, (i) the net amount of cash or credit refunds made upon Gross Receipts, where the merchandise sold or some part of it is returned by the purchaser to and accepted by Tenant (but not exceeding in any instance the selling price of the item in question); (ii) the amount of any sales tax, use tax or retail excise tax which is imposed by any duly constituted governmental authority directly on sales and which is both added to the selling price (or absorbed therein) and is paid to the taxing authority by Tenant (but not any vendor of Tenant); (iii) exchanges of merchandise between Tenant's Facility and other stores of Tenant or its affiliates to the extent the same are made solely for the convenient operation of Tenant's business and not for the purpose of depriving Landlord of the benefit of Gross Receipts; (iv) returns of merchandise to shippers,~suppliers or manufacturers; (v) the sale of Tenant's Property; (vi) discount sales to employees and agents of Tenant of merchandise not intended for resale; and (vii) separately stated interest and service charges.

                    (c) During any Lease Year in which Tenant's Facility is used in part for the Initial Use and in part for Other
               Use(s), Tenant shall pay as Percentage Rent the sum of (i) the amount, if any, by which the Percentage Rate of Gross Receipts during the portion of such Lease Year that Tenant's Facility is used for the Initial Use ("INITIAL USE PERIOD") exceeds the Annual Fixed Rent payable during the Initial Use Period, plus
               (ii) the amount, if any, by which the Percentage Rate of Gross Receipts during the portion of such Lease Year that Tenant's Facility is used for purposes other than the Initial Use ("OTHER USE Period") exceeds an amount equal to the Annual Fixed Rent payable for the Other Use Period.

                    (d) If the use of Tenant's Facility shall be changed from one Other Use to another Other Use during any Lease Year or shall otherwise be used for more than one Other Use during any Lease Year, Tenant shall pay as Percentage Rent the amount, if any, by which the Applicable Percentage Rate in respect of each such Other Use of the separate Gross Receipts received in such Lease Year attributable to each such Other Use exceeds the Annual Fixed Rent payable for such Lease Year.

                    (e) The foregoing provisions of this subparagraph (8) shall prevail over any conflicting provisions in this paragraph (B) and shall apply only when Tenant uses Tenant's Facility primarily for uses other than those set forth in paragraph (A) of the article captioned "Use of Premises".

          (9) Nothing set forth in this Lease shall be construed as giving Landlord any partnership or other interest in Tenant's business.

          (10) It is understood and agreed by Landlord that Tenant has made no representation of any kind whatsoever as to the minimum or maximum amount of Gross Receipts which may or shall be made in the Leased Premises during any Lease Year of the term of this Lease.

          (11) Landlord agrees not to divulge to any party the amount of Gross Receipts made by Tenant in the Leased Premises, except to the taxing authorities with authority to inquire therein, or to an existing or bona fide prospective mortgagee or bona fide prospective purchaser of the Entire Premises or in connection with litigation or arbitration between Landlord and Tenant.

          SECTION 2. TENANT'S REAL ESTATE TAXES.

     (A) As used in this Article, the following terms shall have the following ~ meanings:

          (1) "FISCAL TAX YEAR" shall mean the 12-month period established as the real estate tax year by the taxing authority having jurisdiction over the Leased Premises.

          (2) "I~s" shall mean all real estate taxes and assessments (both general and special), improvement bonds, surcharges, rent taxes, services charges, fees and other charges and assessments, including, but not limited to, school fees, transportation fees, parking fees, license fees, impact fees, and other similar state, county or local fees levied by any Governmental Authorities that are levied, assessed or imposed by any Governmental Authority with respect to the Leased Premises; excluding, however, income, franchise, corporate, personal property, capital levy, capital stock, excess profits, transfer, revenue, estate, inheritance, gift, devolution or succession tax payable by Landlord.

     (B) During the term of this Lease (including the preliminary term), Tenant shall pay the Taxes directly to the appropriate taxing authorities at least 10 days prior to delinquency, and shall provide Landlord with evidence of payment from time to time within 30 days after Landlord's request. Tenant's obligation hereunder shall be prorated with respect to the last Lease Year of the term.

     (C) Tenant shall have the right (but shall not be obligated) to contest the Taxes or the validity thereof by appropriate legal proceedings or in such other manner as it shall deem suitable, and, subject to Tenant indemnifying and holding Landlord harmless in connection therewith, Landlord shall join in such contest, protest or proceeding, but at Tenant's sole cost and expense. Tenant shall notify Landlord prior to commencing any such contest. Landlord shall not, during the pendency of such legal or other proceeding or contest, pay or discharge any Taxes on the Leased Premises, or tax lien or tax title pertaining thereto, provided Tenant shall discharge such Taxes if required to do so by Landlord, if in Landlord's reasonable judgment it is necessary to do so in order to stay a tax sale of the Leased Premises and Tenant shall pay any interest or penalties incurred in connection therewith. Any refund obtained by Tenant shall be paid first to Tenant to the extent of its costs and expenses of such contest and then to Landlord on account of any portion of the Taxes so refunded which was previously paid by Landlord, and the balance to Tenant.

          SECTION 3. ADDRESS FOR PAYMENT.

     Until Tenant receives other instructions in writing from Landlord, Tenant shall pay all rents and other charges under this Lease by check to the order of Landlord, at its address first written in this Lease.

          SECTION 4. PERMITTED EXCEPTIONS.

     During the term of this Lease (including the preliminary term), Tenant shall timely pay all fees and assessments payable pursuant to the Permitted Exceptions with respect to the Leased Premises. Without limiting the foregoing, Tenant shall be responsible for payment of any cost overruns otherwise payable by Realty or the owner of the Demised Land pursuant to the terms of the Permitted Exceptions or other documents referenced in Section 5(C) of the Lease, provided that the amount of the Construction Allowance shall not be reduced by any cost savings incurred in connection with the construction of Tenant's Facility and other Improvements.


                                       Initialed by:


                                       -------------
                                         Landlord


                                       -------------
                                           Tenant

                                   EXHIBIT E

                              MEMORANDUM OF LEASE


     THIS MEMORANDUM OF LEASE is made as of this 26th day of March, 1997, by and between MBK SOUTHERN CALIFORNIA/MBK MOUNTAIN STATES VENTURES, a California general partnership, with an office at 175 Technology Drive, Irvine, California 92618, ("Landlord"), and AMERICAN MULTI-CINEMA, INC., a Missouri corporation, with an office at 106 West 14th Street, Suite 1700, Kansas City, Missouri 641 OS ("Tenant").

     By Lease of even date herewith (the "Lease"), Landlord has leased to Tenant, and Tenant has rented from Landlord, and Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, that certain real property described on the attached EXHIBIT A (the "DEMISED LAND"), together with the improvements from time to time located thereon, and all appurtenances, rights, easements and privileges thereunto belonging or in any way appertaining.

     The term of the Lease is 20 years, beginning on the "Rent Commencement Date" (as defined in the Lease). Tenant has the option to extend the term of the Lease for 6 successive separate periods of 5 years each.

     The parties are executing this Memorandum of Lease for the purpose of imparting notice to third parties of the terms and provisions of the Lease. In the event of any inconsistency between the terms of this Memorandum of Lease and the terms of the Lease, the terms of the Lease shall control.

     This document may be executed on separate counterparts.

     IN WITNESS WHEREOF, the parties have executed this Memorandum of Lease effective as of the date first above written.

                                   MBK SOUTHERN CALIFORNIA/MBK MOUNTAIN STATES
                                   VENTURES, a California joint venture

                                   By:  MBK SOUTHERN CALIFORNIA, LTD., a
                                        California limited partnership,
                                        general partner
                                        By:  MBK SOUTHERN CALIFORNIA, INC., a
                                             California corporation, sole
                                             general partner

                                   By:  MBK MOUNTAIN STATES, LTD., a California
                                        limited partnership, general partner

                                        By:  MBK MOUNTAIN STATES, INC., a
                                             California corporation, sole
                                             general partner

                                                  "Landlord"

                                                  AMERICAN MULTI-CINEMA, INC.

                                        By:       PhiIip M. Singleton, President
                                                             "Tenant"

RECEPTION NO. F05391C     36.00    P   0001-007          405
RECORDED IN JEFFERSON COUNTY, COLORADO                         1/13/98 16:51:16


RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Blain Johnson, Esq.
Excel Realty Trust, Inc.
563 West 500 South
Suite 440
Woods Cross, Utah 84087


                     ASSIGNMENT AND ASSUMPTION OF AMC LEASE

     THIS ASSIGNMENT AND ASSUMPTION OF LEASES ("Assignment") Is made as of the 31 day of December, 1997, by and between MBK SOUTHERN CALIFORNIA/MBK MOUNTAIN STATES VENTURES, a California general partnership ("Assignor") and EXCEL LEGACY CORPORATION, a Delaware corporation ("Assignee").

                                   WITNESSETH:

     WHEREAS, Assignor and Assignee have entered Into that certain Purchase and Sale Agreement and Escrow Instructions dated December 22, 1997, as amended by that certain First Amendment to Purchase and Sale Agreement and Escrow Instructions, dated December 22, 1997, and that certain Second Amendment to Purchase and Sale Agreement and Escrow instructions, dated as of 12/31/97, (as amended, the "Agreement"), for the purchase and sale of certain real property located In Westminster, County of Jefferson, State of Colorado, In a commercial center commonly known as Westminster Promenade. The legal description of the real property Is set forth on EXHIBIT "A" attached hereto ("Real Property"). Unless otherwise expressly defined herein. capitalized terms used herein without definition shall have the same meaning ascrIbed to such terms In the Agreement.

     WHEREAS, this Assignment is being made pursuant to the Agreement for the purpose of assigning to Assignee all of Assignor's right, title and Interest in and to that certain I-ease by and between Assignor and American Multi~Cinema. Inc., a Missouri corporation ("AMC"), dated March 26,1997, as more fully described in that certain Memorandum of Lease, recorded on April 3,1997, In the Official Records of Jefferson County, Colorado, as Reception No. F0394181 ("AMC Lease"), together with that certain Guaranty made by AMC Entertainment, Inc., a Delaware corporation, dated March 26,1997 (AMC Guaranty").

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. ASSIGNMENT OF AMC LEASE AND AMC GUARANTY. Assignor hereby grants, assigns, transfers, conveys and delivers to Assignee the AMC Lease and the AMC Guaranty and all of the right, title, estate, interest, benefits and privileges of Assignor thereunder, and Assignee hereby accepts such assignment.

     2. ASSUMPTION OF OBLIGATIONS. Subject to the terms and conditions of the Agreement, by acceptance of this Assignment, Assignee hereby assumes and agrees to perform and to be bound by all of the terms, covenants, conditions and obligations imposed upon Assignor as the "Landlord" under the AMC Lease accruing on or after the date of this Assignment.

     3. INDEMNIFICATION. Assignor hereby agrees to indemnify, defend and hold harmless Assignee, and Its officers, directors, shareholders, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) arising out of or relating to the breach by Assignor of any of the obligations, terms and/or covenants of Assignor as the "Landlord" under or pursuant to the AMC Lease, which obligations, terms and/or covenants accrue prior to the date hereof.

     4. SUCCESSORS AND ASSIGNS This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legalees of the respective parties hereto.

     5. ATTORNEYS' FEES in the event of the bringing of any action or suit by a party thereto against any other party hereunder by reason of any breach of any of the covenants, condition, agreements or provisions on the part of the other party arising out of this Assignment, then In that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including reasonable attorneys' fees and costs.

     6. GOVERNING LAW. This Assignment shall be governed by, interpreted under, and construed and enforceable with, the laws of the State of California, the appropriate venue for any action (whether a general enforcement action or property specific action), shall be California, and each party consents to the jurisdiction of California's State and Federal Courts..

     7. COUNTERPARTS. This Assignment may be executed In multiple counterparts, each of Which shall be deemed an original, but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

                                       ASSIGNOR:

          MBK SOUTHERN CALIFORNIA, LTD./MBK MOUNTAIN STATES VENTURES, a California general partnership

By:   MBK SOUTHERN CALIFORNIA LTD.,
      a California limited partnership

      By:   MBK SOUTHERN CALIFORNIA, INC.1
            a California corporation~ Sole general partner


                               Michael H Voss,  President


     By:  MBK MOUNTAIN STATES LTD.,
          a California general partnership

       By:   MBK MOUNTAIN STATES, INC.,
             a California corporation, sole general partner

                         Michael H. Voss, Chairman of the Board


                                         ASSIGNEE:

     EXCEL LEGACY CORPORATION,

     A Delaware corporation

By                            Mark T. Burton, Senior Vice President
   --------------------------

          STATE OF UTAH            )
                                   )SS.
          COUNTY OF DAVIS          )

     On DECEMBER 29, 1997, before me, the undersigned, a Notary Public In and for said County and State, personally appeared Mark T. Burton, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity and that, by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the within instrument.

     WITNESS my hand and official seal.

                                       CHRISTINE B. BROWN


                                             ACKNOWLEDGMENT


          STATE OF CALIFORNIA      )

          COUNTY OF ORANGE         )

     On December 28, 1997, before me, the undersigned, a notary public, personally appeared MICHAEL H. VOSS, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he is President of MBK Southern California, a California corporation, sole general partner of MBK Southern California, Ltd., a California limited partnership, general partner of MBK Southern California/MBK Mountain States Ventures, a California general partnership, and that he executed the foregoing instrument on behalf said corporation, and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

     WITNESS my hand and official seal.
                   MICHELLE M. FARINA
                           Notary Public

              My Commission Expires: 5/16/99


                                             ACKNOWLEDGMENT

          STATE OF CALIFORNIA    )

          COUNTY OF ORANGE       )

     On December 28, 1997, before me, the undersigned, a notary public, personally appeared MICHAEL H. VOSS, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he is Chairman of MBK Mountain States, Inc., a California corporation, sole general partner of MBK Mountain States, Ltd., a California limited partnership, general partner of MBK Southern California/MBK Mountain States Ventures, a California general partnership, and that he executed the foregoing instrument on behalf said corporation, and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

     WITNESS my hand and official seal.
                   MICHELLE M. FARINA
                           Notary Public

              My Commission Expires: 5/16/99